EXHIBIT 99

EXHIBIT 99

Contact:     Clement B. Knapp, Jr.                                                     FOR IMMEDIATE RELEASE
                   President
                   (219)836-5870

April 25, 2001

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana – AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that earnings per share for the quarter ended March 31, 2001 totaled $.23 per diluted share, compared to $.19 per diluted share reported in last year’s first quarter. Net income for the current quarter totaled $192,000, up 10.5% over net income of $174,000 reported in the year earlier period. Annualized returns for the three months ended March 31, 2001 were .55% on average assets and 6.96% on average equity. These compared with returns of .54% on average assets and 6.35% on average equity for the first quarter of 2000.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended March 31, 2001. The dividend will be payable on May 18, 2001 to shareholders of record on May 4, 2001.

The Company’s banking franchise continues to show solid growth as assets increased $5.3 million to $141.0 million at March 31, 2001 from the $135.7 million reported at December 31, 2000. The growth in assets during the three month period was primarily driven by an increase in loans receivable of $2.3 million and increases in short-term cash investments of $2.7 million. The balance of net loans receivable at March 31, 2001 stood at $114.8 million. Deposit balances grew by $9.1 million in the quarter, totaling $97.8 million at March 31, 2001 compared to $89.7 million at December 31, 2000. The increase is primarily due to the Company’s receipt of a $3.9 million municipal deposit and aggressive competitive certificate rate pricing. In addition, $2.5 million of FHLB advances were repaid during the quarter ended March 31, 2001.

Net interest income decreased by 5.5% from a year ago, totaling $790,000 for the quarter ended March 31, 2001 compared to $836,000 for last year’s first quarter. The net interest margin declined 2.46% compared to 2.61% for the quarter ended December 31, 2000. In last year’s first quarter, the net interest margin was 2.82%. The yield on average interest-earning assets decreased 11 basis points to 7.67% over the past three months while the cost of interest-bearing liabilities decreased by two basis points to 5.33%. Recent declines in the targeted federal funds rate is expected to result in a more favorable interest rate environment during the remainder of 2001. Although management still expects moderate pressure during the second quarter of 2001, it anticipates a higher trending net interest margin beginning in the second half of 2001 as a result of current Federal Reserve Board monetary policy.

Non-interest income increased to $308,000 in the current quarter, compared to $135,000 reported in the first quarter of last year. This increase is due in part to higher fee income from deposit account products of $17,000, including increased ATM fees, increased rental income of $70,000 recorded from leased property at the recently purchased Dyer, Indiana office location, as well as an increase of $30,000 in commission income from the sale of annuity and mutual fund products contributed to the increased income. In addition, the Company’s trading portfolio, which consists of holdings in community bank and thrift stocks, reported an increased unrealized gain during the first quarter of 2001 in the amount of $30,000.

Non-interest expense totaled $821,000 in the current quarter, compared to $722,000 reported for the quarter ended March 31, 2000. Occupancy and equipment expense increased during the quarter by $31,000 due to higher depreciation and maintenance costs associated with the recent acquisition of the Dyer office location. Compensation and benefits expense increased by $10,000 in the current quarter due primarily to normal compensation increases. In addition, data processing costs increased by $16,000, insurance premiums by $13,000, while the remaining increase was spread among several expense categories.

Income tax expense increased to $50,000 in the current quarter from $43,000 in the year ago quarter primarily as a result of increased earnings. The Company’s effective tax rate declined due to the recognition of approximately $35,000 in low income housing tax credits during both periods provided through an investment in a limited partnership organized to build, own and operate a 56 unit low income housing apartment complex.

Non-performing assets at March 31, 2001 decreased to $948,000, or .67% of assets, compared to $1.1 million or .69% of assets at December 31, 2000. During the first quarter of 2001, the Company settled on a $550,000 delinquent non-residential participation construction loan. The Company recovered $530,000 on this loan which resulted in the remaining balance of approximately $28,000 being charged off.

The Company recorded a provision for loan losses of $35,000 during the quarter. Net loan charge-offs during the first quarter of 2001 amounted to $58,000, including the amount discussed above. The Bank’s general allowance for loan losses was $679,000 at March 31, 2001, which is equal to 71.58% of net non-performing loans and .59% of net loans receivable. At December 31, 2000, the Bank’s general allowance for loan losses totaled $551,000, equal to 58.76% of net non-performing loans and .49% of net loans receivable.

As of March 31, 2001, stockholders’ equity in AMB Financial Corp. totaled $11.0 million. During the most recent three month period, the Company had repurchased 70,312 shares of stock at an average price of $9.96 per share. The number of common shares outstanding at March 31, 2001 was 869,163 and the book value per common share outstanding was $12.70. This book value represents a $.46 increase from the $12.24 book value reported at December 31, 2000. The Bank’s tangible, core and risk-based capital percentages of 6.55%, 6.55% and 11.79%, respectively, at March 31, 2001 exceeded all regulatory requirements by a significant margin.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

                                                          Mar. 31        Dec. 31
                                                           2001           2000
                                                        (Unaudited)

Total assets                                              141,031       135,699
Loans receivable, net                                     114,811       112,482
Mortgage-backed securities                                  3,346         3,424
Investment securities and interest bearing deposits        10,730         7,574
Deposits                                                   97,839        89,712
Borrowed money                                             29,853        32,368
Stockholders' equity                                       11,036        11,499

Selected Operations Data
(In Thousands)
(Unaudited)

                                               Three Months Ended
                                                    March 31

                                                2001       2000
                                                ----       ----

Total interest income                        $  2,460   $  2,179
Total interest expense                          1,670      1,343
                                                -----      -----
 Net interest income                              790        836
Provision for loan losses                          35         32
                                                -----      -----
 Net interest income after provision for
 loan losses                                      755        804
                                                -----      -----
Non-interest income:
 Unrealized gain on trading securities             48         17
 Rental Income                                     70         --
 Commission Income                                 38          8
 Other operating income                           152        110
                                                -----      -----
 Total non-interest income:                       308        135
                                                -----      -----
Non-interest expense:
 Staffing cost                                    392        382
 Occupancy and equipment costs                    114         83
 Data processing                                  115         99
 Other                                            200        158
                                                -----      -----
  Total non-interest expense                      821        722
                                                -----      -----
Net income before income taxes                    242        217
                                                -----      -----
Provision for federal & state income
 taxes                                             50         43
                                                -----      -----
Net income                                        192        174
                                                =====      =====

Earnings per share
  Basic                                         $0.23      $0.19
  Diluted                                       $0.23      $0.19

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

                                                                            Three Months Ended
                                                                                  March 31
                                                                      2001                     2000
                                                                      ----                     ----
Performance Ratios:
-------------------
Return on average assets                                              0.55%                   0.54%
Return on average equity                                              6.96                     6.35
Interest rate spread information:
 Average during period                                                2.34                     2.61
 End of period                                                        2.30                     2.66
Net interest margin                                                   2.46                     2.82
Efficiency ratio                                                     74.72                    73.78
Ratio of operating expense to average total assets                    2.35                     2.26
Ratio of average interest earning assets to average
interest-bearing liabilities:                                        1.02x                    1.04x

                                                                        At                       At
                                                                     Mar. 31                  Dec. 31
                                                                       2001                     2000
                                                                       ----                     ----
                                                                    (Unaudited)              (Unaudited)
Quality Ratios:
---------------
Non-performing assets to total assets at end of
period                                                                0.67%                   0.69%
Allowance for loan losses to non-performing
loans                                                                71.58                    58.76
Allowance for loan losses to loans receivable, net                    0.59                     0.49

Capital Ratios:
---------------
Equity to total assets at end of period                               7.83                     8.47
Average equity to average assets                                      7.93                     8.44

Other Data:
-----------
Number of full service offices                                           3                        3